Exhibit 99.1

TerraForm Power Reports 2Q 2017 Financial Results and Files Form 10-Q

BETHESDA, Md., September 29, 2017 (GLOBENEWSWIRE) -- TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power”), an owner and operator of clean energy power plants, today reported second quarter 2017 financial results and filed its Form 10-Q for the quarter ended June 30, 2017 with the Securities and Exchange Commission. The Form 10-Q is available on the Investors section of TerraForm Power’s website at www.terraformpower.com.

“Our team remains focused on the operations of our fleet and on meeting the outstanding closing conditions for the Brookfield transaction, which include the receipt of regulatory approval in Chile and Canada, and shareholder approval of the transaction. A special meeting of our stockholders to vote on the Brookfield transaction is scheduled for October 6, 2017. We continue to expect the transaction to close early in the fourth quarter,” said Peter Blackmore, Chairman and Interim CEO of TerraForm Power.

2Q 2017 Results: Key Metrics

	2Q 2017	2Q 2016	% change	1H 2017	1H 2016	% change
Revenue, net ($M)	$170	$187	-9%	$322	$341	-6%
Net Income / (Loss) ($M)	($1)	($45)	n/a	($57)	($78)	n/a

MW (net) in operation at end of period	2,607	2,983	-13%	2,607	2,983	-13%
Capacity Factor	32.2%	30.3%	+190 bps	31.4%	30.6%	+80 bps
MWh (000s)	2,013	2,038	-1%	4,045	4,110	-2%
Adj. Revenue / MWh	$91	$99	-8%	$84	$88	-5%
Adj. Revenue ($M)	$183	$201	-9%	$339	$363	-7%
Adj. EBITDA ($M)	$136	$151	-10%	$244	$271	-10%
Adj. EBITDA margin	74.1%	75.1%	(90) bps	72.2%	74.8%	(260) bps
CAFD ($M)	($2)	($14)	n/a	$32	$49	-35%
CAFD excluding defaults ($M)	$44	$53	-18%	$78	$116	-33%

Unrestricted Cash ($M) at end of period	$692	$562	23%	$692	$562	23%

Investor Conference Call

The Company will host an investor conference call and webcast to discuss its 2Q 2017 results.

Date:            Monday, October 2, 2017
Time:             4:30 pm ET
US Toll-Free #:         (844) 464-3938
International #:         (765) 507-2638
Code:             83859563
Webcast:         https://edge.media-server.com/m6/p/oxh5b3v8
The webcast will also be available on TerraForm Power's investor relations website: www.terraformpower.com.
A replay of the webcast will be available for those unable to attend the live webcast.

Shareholder Vote

We encourage all shareholders to vote on the proposed transaction with Brookfield. Shareholders who wish to vote online (www.proxyvote.com), or by phone (1-800-690-6903) must do so no later than 11:59 pm ET on October 5th. Shareholders will need their unique control number which they should have received by mail. Shareholders who do not have their control number should contact their broker or financial advisor who will be able to provide it to them.

About TerraForm Power

TerraForm Power is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm Power, please visit: www.terraformpower.com.

Safe Harbor Disclosure

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that TerraForm Power expects or anticipates will occur in the future are forward-looking statements. They may include estimates of cash available for distribution (CAFD), earnings, adjusted EBITDA, revenues, income, loss, capital expenditures, liquidity, capital structure, future growth, and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide TerraForm Power’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although TerraForm Power believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, the expected timing and likelihood of completion of the previously announced merger and sponsorship transaction with Brookfield Asset Management, Inc. and its affiliates (the “Sponsorship Transaction”), including the timing, receipt and terms and conditions of any required governmental approvals of the Sponsorship Transaction that could cause the parties to abandon the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement relating to the Sponsorship Transaction; the risk of failure of the holders of a majority of the outstanding Shares to adopt the merger agreement and other agreements contemplated by the Sponsorship Transaction and to obtain the requisite stockholder approvals; the risk that the parties may not be able to satisfy the conditions to the Sponsorship Transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Sponsorship Transaction; risks related to cash trapped at the project level, including the risk that such project-level cash may not be released up to the Company in a timely manner; risks related to the proposed relocation of the Company’s headquarters, which the Company expects will result in significant turnover in its current workforce and the loss of employees with institutional knowledge of our business; the risk that any announcements relating to the Sponsorship Transaction could have adverse effects on the market price of the Company’s common stock; the risk that the Sponsorship Transaction and its announcement could have an adverse effect on the Company’s ability to retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally; risks related to the SunEdison bankruptcy, including our transition away from reliance on SunEdison for management, corporate and accounting services, employees, critical systems and information technology infrastructure, and the operation, maintenance and asset management of our renewable energy facilities; risks related to events of default and potential events of default arising under our revolving credit facility, the indentures governing our senior notes, and/or project-level financing; risks related to failure to satisfy the requirements of Nasdaq, which could result in the delisting of our common stock; risks related to delays in our filing of periodic reports with the SEC; pending and future litigation; our ability to integrate the projects we acquire from third parties or otherwise realize the anticipated benefits from such acquisitions; the willingness and ability of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; our ability to successfully identify, evaluate, and consummate acquisitions; government regulation, including compliance with regulatory and permit requirements and changes in market rules, rates, tariffs, environmental laws and policies affecting renewable energy; operating and financial restrictions under agreements governing indebtedness; the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward; our ability to compete against traditional and renewable energy companies; potential conflicts of interests or distraction due to the fact that several of our directors and most of our executive officers are also directors or executive officers of TerraForm Global, Inc.; and hazards customary to the power production industry and power generation operations, such as unusual weather conditions and outages. Furthermore, any dividends that we may pay in the future will be subject to available capital, market conditions, and compliance with associated laws and regulations. Many of these factors are beyond TerraForm Power’s control.

TerraForm Power disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties which are described in TerraForm Power’s Form 10-K for the fiscal year ended December 31, 2016, as well as additional factors it may describe from time to time in other filings with the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Adjusted Revenue

Adjusted Revenue (defined below) is a supplemental non-GAAP measure used by our management for internal planning purposes, including for certain aspects of our consolidating operating budget. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance, including revenue. Please see Appendix Table A-1 below for our definition of Adjusted Revenue and additional disclosure on the usefulness of Adjusted Revenue as a supplementary non-GAAP measure and on its limitations.

Adjusted EBITDA

Adjusted EBITDA (defined below) is a supplemental non-GAAP financial measure which eliminates the impact on net income of certain unusual or non-recurring items and other factors that we do not consider representative of our core business or future operating performance. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance, including net income (loss). The presentation of Adjusted EBITDA should not be construed as an implication that our future results will be unaffected by non-operating, unusual or non-recurring items. Please see Appendix Table A-1 below for our definition of Adjusted EBITDA and additional disclosure on the usefulness of Adjusted EBITDA as a supplementary non-GAAP measure and on its limitations.

Cash Available for Distribution (CAFD)

CAFD (defined below) is a supplemental non-GAAP measure of results from normal operations after debt service, payments to non-controlling interests, maintenance capital expenditures and other operating cash flows. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures, including net income, net cash provided by (used in) operating activities or any other measure determined in accordance with GAAP, nor is it indicative of funds available to meet our total cash needs. Please see Appendix Table A-1 below for our definition of CAFD and additional disclosure on the usefulness of CAFD as a supplementary non-GAAP measure and on its limitations.

Contacts:

Investors:

Brett Prior
TerraForm Power
investors@terraform.com

Media:

Meaghan Repko / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449

TERRAFORM POWER, INC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating revenues, net	$170,367	$187,301	$321,502	$341,218
Operating costs and expenses:
Cost of operations	32,205	31,518	66,543	61,714
Cost of operations - affiliate	3,427	8,903	9,025	15,749
General and administrative expenses	41,255	21,057	77,980	38,240
General and administrative expenses - affiliate	3,282	2,234	4,701	7,671
Acquisition and related costs	—	—	—	2,743
Impairment of renewable energy facilities	1,429	—	1,429	—
Depreciation, accretion and amortization expense	63,222	61,031	124,209	120,038
Total operating costs and expenses	144,820	124,743	283,887	246,155
Operating income	25,547	62,558	37,615	95,063
Other expenses (income):
Interest expense, net	68,205	101,299	136,517	170,293
Gain on sale of renewable energy facilities	(37,116)	—	(37,116)	—
(Gain) loss on foreign currency exchange, net	(5,204)	4,741	(4,617)	248
Loss on receivables - affiliate	—	—	—	845
Other expenses (income), net	1,773	(423)	2,133	144
Total other expenses, net	27,658	105,617	96,917	171,530
Loss before income tax (benefit) expense	(2,111)	(43,059)	(59,302)	(76,467)
Income tax (benefit) expense	(1,431)	1,878	(2,349)	1,975
Net loss	(680)	(44,937)	(56,953)	(78,442)
Less: Net income attributable to redeemable non-controlling interests	10,524	9,187	11,359	11,732
Less: Net loss attributable to non-controlling interests	(18,629)	(33,217)	(43,968)	(68,786)
Net income (loss) attributable to Class A common stockholders	$7,425	$(20,907)	$(24,344)	$(21,388)

Weighted average number of shares:
Class A common stock - Basic	92,257	90,809	92,165	89,268
Class A common stock - Diluted	92,745	90,809	92,165	89,268

Earnings (loss) per share:
Class A common stock - Basic and diluted	$0.06	$(0.23)	$(0.31)	$(0.24)

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$691,846	$565,333
Restricted cash, including consolidated variable interest entities of $80,406 and $66,893 in 2017 and 2016, respectively	167,999	114,950
Accounts receivable, net	117,110	89,461
Prepaid expenses and other current assets	62,690	61,749
Assets held for sale	—	61,523
Total current assets	1,039,645	893,016

Renewable energy facilities, net, including consolidated variable interest entities of $3,344,524 and $3,434,549 in 2017 and 2016, respectively	4,893,596	4,993,251
Intangible assets, net, including consolidated variable interest entities of $849,234 and $875,095 in 2017 and 2016, respectively	1,109,707	1,142,112
Deferred financing costs, net	5,582	7,798
Other assets	112,240	114,863
Restricted cash	3,065	2,554
Non-current assets held for sale	—	552,271
Total assets	$7,163,835	$7,705,865

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(CONTINUED)

	June 30, 2017	December 31, 2016
Liabilities, Redeemable Non-controlling Interests and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and financing lease obligations, including consolidated variable interest entities of $579,187 and $594,442 in 2017 and 2016, respectively	$1,747,956	$2,212,968
Accounts payable, accrued expenses and other current liabilities, including consolidated variable interest entities of $51,625 and $37,760 in 2017 and 2016, respectively	154,944	125,596
Deferred revenue	18,121	18,179
Due to SunEdison and affiliates, net	15,223	16,692
Liabilities related to assets held for sale	—	21,798
Total current liabilities	1,936,244	2,395,233
Long-term debt and financing lease obligations, less current portion, including consolidated variable interest entities of $369,050 and $375,726 in 2017 and 2016, respectively	2,099,941	1,737,946
Deferred revenue, less current portion	49,981	55,793
Deferred income taxes	31,416	27,723
Asset retirement obligations, including consolidated variable interest entities of $94,347 and $92,213 in 2017 and 2016, respectively	148,401	148,575
Other long-term liabilities	32,736	31,470
Non-current liabilities related to assets held for sale	—	410,759
Total liabilities	4,298,719	4,807,499

Redeemable non-controlling interests	189,740	180,367
Stockholders' equity:
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, no shares issued	—	—
Class A common stock, $0.01 par value per share, 850,000,000 shares authorized, 92,544,605 and 92,476,776 shares issued in 2017 and 2016, respectively, and 92,268,474 and 92,223,089 shares outstanding in 2017 and 2016, respectively	925	920
Class B common stock, $0.01 par value per share, 140,000,000 shares authorized, 48,202,310 shares issued and outstanding in 2017 and 2016	482	482
Class B1 common stock, $0.01 par value per share, 260,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	1,479,154	1,467,108
Accumulated deficit	(258,784)	(234,440)
Accumulated other comprehensive income	42,133	22,912
Treasury stock, 276,131 and 253,687 shares in 2017 and 2016, respectively	(4,399)	(4,025)
Total TerraForm Power, Inc. stockholders' equity	1,259,511	1,252,957
Non-controlling interests	1,415,865	1,465,042
Total stockholders' equity	2,675,376	2,717,999
Total liabilities, redeemable non-controlling interests and stockholders' equity	$7,163,835	$7,705,865

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(56,953)	$(78,442)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization expense	124,209	120,038
Amortization of favorable and unfavorable rate revenue contracts, net	19,524	20,325
Gain on sale of renewable energy facilities	(37,116)	—
Impairment of renewable energy facilities	1,429	—
Amortization of deferred financing costs and debt discounts	10,013	15,219
Unrealized loss on U.K. interest rate swaps	2,425	30,647
Unrealized loss on commodity contract derivatives, net	2,652	5,201
Recognition of deferred revenue	(6,069)	(4,373)
Stock-based compensation expense	5,200	2,446
Unrealized (gain) loss on foreign currency exchange, net	(4,336)	2,113
Loss on receivables - affiliate	—	845
Deferred taxes	3,693	1,909
Other, net	4,922	(86)
Changes in assets and liabilities:
Accounts receivable	(30,436)	(31,252)
Prepaid expenses and other current assets	212	(9,143)
Accounts payable, accrued expenses and other current liabilities	11,442	4,699
Deferred revenue	199	(546)
Other, net	4,277	4,769
Net cash provided by operating activities	55,287	84,369
Cash flows from investing activities:
Capital expenditures	(5,068)	(37,372)
Proceeds from sale of renewable energy facilities, net of cash and restricted cash disposed	177,235	—
Proceeds from renewable energy state rebate	15,542	—
Proceeds from reimbursable interconnection costs	6,646	—
Acquisitions of renewable energy facilities from third parties, net of cash and restricted cash acquired	—	(4,064)
Net cash provided by (used in) investing activities	$194,355	$(41,436)

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

	Six Months Ended June 30,
	2017	2016
Cash flows from financing activities:
Borrowings of non-recourse long-term debt	$79,835	$3,980
Principal payments and prepayments on non-recourse long-term debt	(141,613)	(63,925)
Revolver repayment	(55,000)	—
Sale of membership interests and contributions from non-controlling interests in renewable energy facilities	6,935	15,266
Distributions to non-controlling interests in renewable energy facilities	(17,125)	(13,788)
Net SunEdison investment	7,436	28,671
Due to SunEdison and affiliates, net	(3,311)	(10,885)
Debt financing fees	(3,735)	(4,500)
Other financing activities	(133)	—
Net cash used in financing activities	(126,711)	(45,181)
Net increase (decrease) in cash, cash equivalents and restricted cash	122,931	(2,248)
Net change in cash, cash equivalents and restricted cash classified within assets held for sale	54,806	(41,896)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,336	(3,094)
Cash, cash equivalents and restricted cash at beginning of period	682,837	793,033
Cash, cash equivalents and restricted cash at end of period	$862,910	$745,795

Appendix Table A-1: Reg. G: TerraForm Power, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA to CAFD
We use a number of metrics and measures to evaluate our financial and operating performance. These metrics and measures also inform our strategic decision-making. These metrics and measures include U.S. GAAP performance and liquidity measures, including measures like revenue and net income (loss). They also include supplemental non-U.S. GAAP measures, including Adjusted Revenue, Adjusted EBITDA and CAFD. These supplemental non-GAAP measures and their limitations are discussed below. Because of the limitations described below, we encourage you to review, and evaluate the basis for, each of the adjustments made to arrive at Adjusted Revenue, Adjusted EBITDA and CAFD.
Adjusted EBITDA

We disclose Adjusted EBITDA because we believe Adjusted EBITDA is useful to investors and other interested parties as a measure of financial and operating performance and debt service capabilities. We believe Adjusted EBITDA provides an additional tool to investors and securities analysts to compare our performance across periods and among us and our peer companies without regard to interest expense, taxes and depreciation and amortization. In addition, Adjusted EBITDA is also used by our management for internal planning purposes, including for certain aspects of our consolidated operating budget. We believe Adjusted EBITDA is useful as a planning tool because it allows our management to compare performance across periods on a consistent basis in order to more easily view and evaluate operating and performance trends and as a means of forecasting operating and financial performance and comparing actual performance to forecasted expectations. For these reasons, we also believe it is also useful for communicating with shareholders, bondholders and lenders and other stakeholders. Because of the limitations described below, however, we encourage you to review, and evaluate the basis for, each of the adjustments made to arrive at Adjusted EBITDA.
We define Adjusted EBITDA as net income (loss) plus depreciation, accretion and amortization, non-cash affiliate general and administrative costs, acquisition related expenses, interest expense, gains (losses) on interest rate swaps, foreign currency gains (losses), income tax (benefit) expense and stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.
Adjusted EBITDA is a supplemental non-GAAP financial measure. Our definitions and calculations of these items may not necessarily be the same as those used by other companies. Adjusted EBITDA is not a measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with U.S. GAAP. Moreover, Adjusted EBITDA has certain limitations and should not be considered in isolation. Some of these limitations are: (i) Adjusted EBITDA does not reflect cash expenditures or future requirements for capital expenditures or contractual liabilities or future working capital needs, (ii) Adjusted EBITDA does not reflect the significant interest expenses that we expect to incur or any income tax payments that we may incur, and (iii) Adjusted EBITDA does not reflect depreciation and amortization and, although these charges are non-cash, the assets to which they relate may need to be replaced in the future, and Adjusted EBITDA does not take into account any cash expenditures required to replace those assets. Adjusted EBITDA also includes, among other things, adjustments for goodwill impairment charges, gains and losses on derivatives and foreign currency swaps, acquisition related costs, and items that do not pertain to our core operations, including adjustments for general and administrative expenses we have incurred as a result of the bankruptcy of SunEdison, Inc. and certain of its subsidiaries (the “SunEdison bankruptcy”). These adjustments for items that we do not believe are representative of our core business involve the application of management judgment, and the presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by non-operating, unusual or non-recurring items.
Cash Available for Distribution
We disclose CAFD because we believe cash available for distribution is useful to investors in evaluating our operating performance and because securities analysts and other stakeholders analyze CAFD as a measure of our financial and operating performance and our ability to pay dividends. In addition, cash available for distribution is used by management for internal planning purposes and for evaluating the attractiveness of investments and acquisitions. Because of the limitations described below, however, we encourage you to review, and evaluate the basis for, each of the adjustments made to calculate CAFD.
We define “cash available for distribution” or “CAFD” as Adjusted EBITDA as adjusted for certain cash flow items that we associate with our operations. Cash available for distribution represents Adjusted EBITDA (i) minus deposits into (or plus withdrawals from) restricted cash accounts required by project financing arrangements to the extent they decrease (or increase) cash provided by operating activities, (ii) minus cash distributions paid to non-controlling interests in our renewable energy facilities, if any, (iii) minus scheduled project-level and other debt service payments and repayments in accordance with the related borrowing arrangements, to the extent they are paid from operating cash flows during a period, (iv) minus non-expansionary capital expenditures, if any, to the extent they are paid from operating cash flows during a period, (v) plus or minus operating items as necessary to present the cash flows we deem representative of our core business operations, with the approval of the audit committee of the board of directors of TerraForm Power, Inc.
CAFD is a supplemental non-GAAP financial measure. Our definitions and calculations of CAFD may not necessarily be the same as those used by other companies. CAFD is not indicative of the funds needed by us to operate our business. It should not be considered as an alternative to net income (loss), operating income, net cash provided by operating activities or any other performance or liquidity measure determined in accordance with U.S. GAAP. CAFD has certain limitations and should not be considered in isolation. CAFD includes all of the adjustments and exclusions made to Adjusted EBITDA described above, including, but not limited to, not reflecting depreciation and amortization, and excludes certain other cash flow items that are not representative of our core business operations. These adjustments for items that we do not believe are representative of our core business involve the application of management judgment, and the presentation of CAFD should not be construed to imply that our future results will be unaffected by infrequent, non-operating, unusual or non-recurring items.

The following table presents a reconciliation of net loss to Adjusted EBITDA to CAFD:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Net loss	($680)	($44,937)	($56,953)	($78,442)
Interest expense, net	68,205	101,299	136,517	170,293
Income tax (benefit) expense	(1,431)	1,878	(2,349)	1,975
Depreciation, accretion and amortization expense (a)	72,919	70,853	143,733	140,363
Non-operating general and administrative expenses (b)	28,387	11,576	53,761	27,573
Stock-based compensation expense (c)	2,690	1,423	5,200	2,446
Acquisition and related costs, including affiliate (d)	—	—	—	2,743
Unrealized loss on commodity contract derivatives, net (e)	4,884	5,553	2,652	5,201
Gain on sale of U.K. renewable energy facilities	(37,116)	—	(37,116)	—
Loss (gain) on foreign currency exchange, net (f)	(5,084)	5,279	(4,336)	2,113
Loss on investments and receivables with affiliate (g)	—	—	—	845
Other non-cash items (h)	(1,683)	(1,502)	(5,116)	(3,824)
Other non-operating expenses (i)	4,728	(423)	8,415	144
Adjusted EBITDA	$135,818	$150,999	$244,407	$271,430

Adjusted EBITDA	$135,818	$150,999	$244,407	$271,430
Interest payments (j)	(60,014)	(59,563)	(115,260)	(117,487)
Principal payments (k)	(29,951)	(32,805)	(41,821)	(40,768)
Cash distributions to non-controlling interests, net (l) (o)	(7,432)	(6,085)	(17,125)	(9,447)
Non-expansionary capital expenditures	(4,538)	(2,396)	(7,105)	(5,657)
(Deposits into)/withdrawals from restricted cash accounts	(37,813)	(65,724)	(44,210)	(73,962)
Other:
Contributions received pursuant to agreements with SunEdison (m)	—	—	—	8,000
Other items (n) (o)	1,863	1,542	12,803	16,410
Estimated cash available for distribution	($2,066)	($14,032)	$31,689	$48,519
Impact of defaults on changes in restricted cash (p)	(45,860)	(67,321)	(45,860)	(67,321)
Estimated cash available for distribution excluding defaults	$43,793	$53,289	$77,549	$115,840

a)	Includes the following reductions, (increases) within operating revenues, due to net amortization of favorable and unfavorable rate revenue contracts for the following periods:

2Q 2017	2Q 2016	June 2017 YTD	June 2016 YTD
$9.7M	$9.8M	$19.5M	$20.3M

b)
Pursuant to the management services agreement, SunEdison agreed to provide or arrange for other service providers to provide management and administrative services to us. In the three and six months ended June 30, 2016 we accrued $2.3 million and $5.0 million, respectively, of routine G&A services provided or arranged by SunEdison under the Management Services Agreement that were not reimbursed by TerraForm Power and were treated as an addback in the reconciliation of net income (loss) to Adjusted EBITDA. In addition, non-operating items and other items incurred directly by TerraForm Power that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net income (loss) to Adjusted EBITDA. In the three months ended June 30, 2017 and 2016, respectively, these items include extraordinary costs and expenses of $28.4 million and $9.3 million related primarily to restructuring, legal, advisory and contractor fees associated with the bankruptcy of SunEdison and certain of its affiliates (the “SunEdison bankruptcy”) and investment banking, legal, third party diligence and advisory fees associated with the Brookfield transaction, dispositions and financings. In the six months ended June 30, 2017 and 2016, respectively, these items include extraordinary costs and expenses of $53.8 million and $22.6 million. The Company’s normal general and administrative expenses, paid by Terraform Power, are the amounts shown below and were not added back in the reconciliation of net income (loss) to Adjusted EBITDA:

2Q 2017	2Q 2016	June 2017 YTD	June 2016 YTD
$8.1M	$5.7M	$17.1M	$8.0M

c)	Represents stock-based compensation expense recorded within general and administrative expenses and within general and administrative expenses - affiliate.

d)	Represents transaction related costs, including affiliate acquisition costs, associated with acquisitions.

e)	Represents unrealized loss on commodity contracts.

f)	Represents net losses and (gains) on foreign currency exchange, primarily due to unrealized gains/losses on the re-measurement of intercompany loans which were primarily denominated in British pounds.

g)	As a result of the SunEdison bankruptcy, we recognized a $0.8 million bad debt reserve for outstanding receivables from debtors in the SunEdison bankruptcy during the six months ended June 30, 2016.

h)	Primarily represents deferred revenue recognized for the upfront sale of investment tax credits to non-controlling interest members.

i)	Represents certain other items that we believe are not representative of our core business or future operating performance as follows:

$ in millions	2Q 2017	2Q 2016	June 2017 YTD	June 2016 YTD
Impairment of residential portfolio renewable energy facilities	$1.4	—	$1.4	—
Disposals of property and equipment	2.3	—	3.7	—
Other, net	1.0	(0.4)	3.3	0.1
Other non-operating expenses	$4.7	($0.4)	$8.4	$0.1

j)
Represents project-level and other interest payments and interest income attributed to normal operations. The reconciliation from Interest expense, net as shown on the Consolidated Statement of Operations to Interest payments applicable to CAFD is as follows:

$ in millions	2Q 2017	2Q 2016	June 2017 YTD	June 2016 YTD
Interest expense, net	($68.2)	($101.3)	($136.5)	($170.3)
Amortization of deferred financing costs and debt discounts	5.4	6.4	10.0	15.2
Unrealized loss on U.K. interest rate swaps	1.7	29.9	2.4	29.9
Changes in accrued interest	1.4	7.4	3.7	6.9
Special interest on corporate bonds related to August 2016 waiver agreements	—	—	7.1	—
Midco Portfolio Term Loan extension fee recorded to unamortized discount, net	—	—	(2.4)	—
Other, net	(0.3)	(2.0)	0.4	0.8
Interest payments	($60.0)	($59.6)	($115.3)	($117.5)

k)
Represents project-level and other principal debt payments to the extent paid from operating cash. The reconciliation from Principal payments on non-recourse long-term debt as shown on the Consolidated Statement of Cash Flows to Principal payments applicable to CAFD is as follows:

$ in millions	2Q 2017	2Q 2016	June 2017 YTD	June 2016 YTD
Principal payments on non-recourse long-term debt	($129.8)	($34.2)	($141.1)	($63.9)
Blackhawk repayment of construction loan by SunEdison	—	—	—	21.4
Midco Portfolio Term Loan prepayment	100	—	100	—
Other, net	(0.2)	1.4	(0.7)	1.7
Principal payments	($30.0)	($32.8)	($41.8)	($40.8)

l)	Represents cash distributions paid to non-controlling interests in our renewable energy facilities.

m)
We received an equity contribution from SunEdison of $8.0 million pursuant to the Amended Interest Payment Agreement during the six months ended June 30, 2016. During the six months ended June 30, 2017, we received $7.0 million from SunEdison in satisfaction of outstanding claims made under EPC contracts.  This contribution is considered non-operating and has therefore been excluded from CAFD.

n)	Represents other cash flows as determined by management to be representative of normal operations as follows:

$ in millions	2Q 2017	2Q 2016	June 2017 YTD	June 2016 YTD
Major maintenance reserve releases / (additions)	—	—	—	$9.0
Rattlesnake ERCOT collateral release / (posting)	—	—	—	4.5
Rattlesnake & Prairie Breeze I tax equity “pay as you go” amounts	—	—	6.9	4.6
Interconnection upgrade reimbursements	1.9	1	5.8	1.0
Other	—	0.5	0.1	(2.7)
Total Other items	$1.9	$1.5	$12.8	$16.4

o)
Tax equity “pay as you go” amounts received from non-controlling interests reclassified from Cash distributions to non-controlling interests, net to Other items for the six months ending June 30, 2016 to conform with current reporting methodology.

p)	Represents the accumulation of restricted cash as of June 30, 2017 due to the impact of SunEdison bankruptcy-triggered or related defaults for those defaults not resolved at September 22, 2017.

Appendix Table A-2: Reg. G: TerraForm Power, Inc.
Reconciliation of Operating Revenues to Adjusted Revenue
Adjusted Revenue
We define Adjusted Revenue as Operating revenues, net, adjusted for non-cash items including unrealized gain/loss on derivatives, amortization of favorable and unfavorable rate revenue contracts, net and other non-cash revenue items. We disclose Adjusted Revenue as a supplemental non-GAAP measure because it presents the component of our operating revenue that relates to the energy production from our plants, and is, therefore, useful to investors and other stakeholders in evaluating the performance of our renewable energy assets and comparing that performance across periods in each case without regard to non-cash revenue items. In addition, Adjusted Revenue is used by our management for internal planning purposes, including for certain aspects of our consolidated operating budget. We believe Adjusted Revenue is useful as a planning tool because it allows our management to compare performance across periods on a consistent basis in order to more easily view and evaluate operating and performance trends and as a means of forecasting operating and financial performance and comparing actual performance to forecasted expectations. For these reasons, we believe it is also useful for communicating with shareholders, bondholders and lenders and other stakeholders. Adjusted Revenue has certain limitations in that it does not reflect the impact of these non-cash items of revenue on our performance. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance, including Operating revenues, net.

The following table presents a reconciliation of Operating revenues, net to Adjusted Revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Adjustments to reconcile Operating revenues, net to adjusted revenue
Operating revenues, net	$170,367	$187,301	$321,502	$341,218
Unrealized loss on commodity contract derivatives, net (q)	4,884	5,553	2,652	5,201
Amortization of favorable and unfavorable rate revenue contracts, net (r)	9,697	9,821	19,524	20,325
Other non-cash items (s)	(1,683)	(1,502)	(5,116)	(3,824)
Adjusted revenue	$183,264	$201,173	$338,562	$362,920

q)
Represents unrealized loss on energy derivative contracts that are not designated as hedges for accounting purposes whereby the change in fair value is recorded in operating revenues, net. The amounts added back represent changes in the value of the energy derivative related to future operating periods, and are expected to have little or no net economic impact since the change in value is expected to be largely offset by changes in value of the underlying energy sale in the spot or day-ahead market.

r)	Represents net amortization of purchase accounting related intangibles arising from past business combinations related to favorable and unfavorable rate revenue contracts.

s)	Primarily represents recognized deferred revenue related to the upfront sale of investment tax credits.